Exhibit 3.8

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:
FUSE SCIENCE, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

To amend Article IV to increase the number of authorized shares of common stock issuable by the Company from 400,000,000 to 800,000,000, par value $0.001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 66.53%.

4. Effective date and time of filing: (optional)                                          Date: _______ Time: ______________
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

/s/ Brian Tuffin
____________________________________________
Signature of Officer